Exhibit (g)(2)

INVESTMENT SUB-ADVISORY AGREEMENT

This Investment Sub-Advisory Agreement (this “Agreement”) is made this 10th day of February 2014, by and among SEL Asset Management, LLC, a Delaware limited liability company (the “Adviser”), National Fund Advisors, LLC, a Delaware limited liability company (the “Sub-Adviser), and American Real Estate Income Fund (the “Trust”).

RECITALS

A.	The Trust is a series-type, closed-end, management investment company registered as such with the Securities and Exchange Commission (“SEC”) under the Investment Company Act of 1940, as amended (the “1940 Act”);

B.	The Trust currently consists of a single series of the same name (the “Fund”);

C.	The Trust issues a separate series of shares of beneficial interest for the Fund, which shares represent fractional undivided interests in the Fund;

D.	The Adviser has been retained to serve as the investment manager to the Fund, pursuant to an Investment Advisory Agreement, dated as of the date hereof, between the Trust, on behalf of the Fund, and the Adviser (the “Advisory Agreement”);

E.	The Adviser and the Sub-Adviser are both registered as investment advisers with the Securities and Exchange Commission (“SEC”) under the Investment Advisers Act of 1940, as amended (together with the rules promulgated thereunder, the “Advisers Act”);

F.	Section 1.(b) of the Advisory Agreement permits the Adviser to enter into one or more sub-advisery agreements pursuant to which the Adviser may obtain the services of other investment advisers, as sub-advisers, to assist the Adviser in fulfilling its duties under the Advisory Agreement, in accordance with the requirements of the 1940 Act and other applicable federal and state law;

G.	The Adviser desires to retain the Sub-Adviser to assist it in fulfilling certain of its obligations under the Advisory Agreement and the Trust has consented to the appointment of the Sub-Advisor as sub-adviser to perform the services on behalf of the Fund set forth herein;

H.	The Sub-Adviser is willing to assist the Adviser in the manner and on the terms and conditions hereinafter set forth; and

I.	Any defined terms used herein and not otherwise defined herein shall have the meaning set forth in the Advisory Agreement.

NOW, THEREFORE, in consideration of the promises and the covenants herein, the Adviser and the Sub-Adviser hereby agree as follows:

1.	Duties of the Sub-Adviser.

(a)          Appointment of Sub-Adviser. The Adviser hereby engages the Sub-Adviser to assist the Adviser in managing that portion of the Fund’s portfolio allocated to the Sub-Adviser by the Adviser for investment in publicly-traded securities and other liquid investments (including Listed REITs, commercial mortgage bonds and commercial mortgage-backed securities) (collectively, the “Allocated Portion”) on the terms and conditions set forth in this Agreement. The Sub-Adviser hereby accepts such engagement and agrees during such period to provide, or to arrange to provide, such services and to assume the obligations set forth in this Agreement for the compensation provided for herein.

(b)          Investment Powers. Subject at all times to the supervision of the Adviser and the board of trustees of the Trust (the “Board”), the Sub-Adviser shall have and exercise full investment discretion and authority to buy, sell or otherwise dispose of or manage the asset in the Allocated Portion of the Fund’s portfolio. In performing the services to be provided by it hereunder, the Sub-Adviser and any other party performing services covered by this Agreement shall be subject to:

(i)	the provisions of the Trust’s Amended and Restated Declaration of Trust, as the same may be amended from time to time (the “Declaration of Trust”);

(ii)	the provisions of the 1940 Act and the Advisers Act;

(iii)	the statements relating to the Fund’s investment objectives, investment strategies and investment restrictions as set forth in the currently effective (and as amended from time to time) Registration Statement on Form N-2 of the Fund (the “Registration Statement”) under the 1940 Act and the Securities Act of 1933, as amended;

(iv)	any applicable provisions of Sub-Chapter M of the Internal Revenue Code of 1986, as amended (the “Code”); and

(v)	any other applicable policies, guidelines and restrictions relating to the investment activities of the Fund as may be adopted by the Board from time to time (“Board Policies”).

The Adviser has furnished the Sub-Adviser with copies of the Declaration of Trust, the Registration Statement and any applicable Board Policies, each as currently in effect, and agrees to furnish the Sub-Adviser with copies of any amendments or supplements thereto before or at the time such amendments or supplements become effective. The Sub-Adviser will be entitled to rely on the accuracy of all such documents furnished to it by the Adviser.

(c)          Investment Advisory Services. The Sub-Adviser shall provide the Trust on behalf of the Fund with a continuous investment program in respect of the Allocated Portion. Without limiting the generality of the foregoing, the Sub-Adviser shall provide the following services:

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(i)	Perform research and obtain and analyze pertinent economic, statistical, and financial data relevant to the investment policies of the Allocated Portion as set forth in the Registration Statement;

(ii)	Consult with the Adviser and furnish to the Advisor and the Board recommendations with respect to an overall investment strategy for the investments in the Allocated Portion for approval, modification, or rejection by the Board;

(iii)	Seek out and implement specific investment opportunities, consistent with any investment strategies with respect to the Allocated Portion approved by the Board and the Adviser;

(iv)	Take such steps as are necessary to implement any overall investment strategies approved by the Board and the Adviser for the Allocated Portion, including making and carrying out day-to-day investment decisions to acquire or dispose of permissible investments, managing investments of the Allocated Portion and providing or obtaining such services as may be necessary in managing, acquiring or disposing of such investments;

(v)	Regularly report to the Adviser and the Board with respect to the implementation of any approved overall investment strategy with respect to the Allocated Portion and any other activities in connection with management of the assets of the Fund included in the Allocated Portion;

(vi)	Vote, or make arrangements to have voted, all proxies solicited by or with respect to the issuers of securities in which assets the Allocated Portion may be invested from time to time;

(vii)	Maintain, in the form and for the periods required by Rule 31a-2 of the 1940 Act, all records relating to the Fund’s investments selected for the Allocated Portion that are required to be maintained by the Trust in respect of the Fund pursuant to the 1940 Act;

(viii)	Furnish any personnel, office space, equipment and other facilities necessary for it to perform its obligations under this Agreement;

(ix)	Provide the appropriate service providers to the Fund with such financial or other data concerning the Fund’s investment activities related to the Allocated Portion as shall be necessary or required to prepare and to file all periodic financial reports or other documents provided to the Board or the Fund’s shareholders or required to be filed with the SEC and any other regulator; and

(x)	To the extent required by appropriate service providers to the Fund, assist in determining each business day the net asset value of the shares of the Fund to the extent related to the Allocated Portion.

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(d)          Trade Execution. The Sub-Adviser shall take, on behalf of the Fund, all actions which it considers necessary to implement the investment strategies of the Fund with respect to the Allocated Portion, and in particular, to place all orders for the purchase or sale of securities or other investments for the account of the Fund with brokers and dealers selected by it, and to that end, the Sub-Adviser is authorized as the agent of the Trust to give instructions to the Trust’s custodian as to deliveries of securities or other investments and payments of cash for the account of the Fund.

(i)	In connection with the selection of brokers or dealers and the placing of purchase and sale orders with respect to investments of the Fund, the Sub-Adviser is directed at all times to seek to obtain best execution in accordance with such Board Policies as may be adopted by the Board from time to time. Subject to this requirement and the provisions of the 1940 Act, the Advisers Act, the Securities Exchange Act of 1934, as amended, and other applicable provisions of law, the Sub-Adviser may select brokers or dealers that are affiliated with it or the Trust (or with the Adviser).

(ii)	Subject to the oversight of the Board and any applicable Board Policies that may be adopted by the Board from time to time, the Sub-Adviser is authorized to consider, in the selection of brokers and dealers to execute portfolio transactions, not only the available prices and rates of brokerage commissions, but also other relevant factors which may include, without limitation: (1) the execution capabilities of such brokers and dealers, (2) research, brokerage and other services provided by such brokers and dealers which the Investment Adviser believes will enhance its general portfolio management capabilities, (3) the size of the transaction, (4) the difficulty of execution, (5) the operational facilities of such brokers and dealers, (6) the risk to such a broker or dealer of positioning a block of securities, and (7) the brokerage service arrangements made available by the broker or dealer. In connection with the foregoing, the Sub-Adviser is specifically authorized to pay those brokers and dealers who provide brokerage and research services to it a higher commission than that charged by other brokers and dealers if the Sub-Adviser determines in good faith that the amount of such commission is reasonable in relation to the value of such services in terms of either the particular transaction or in terms of the Sub-Adviser’s overall responsibilities with respect to the Trust, the Fund and to any other client accounts or portfolios which the Sub-Adviser advises. The execution of such transactions shall not be considered to represent an unlawful breach of any duty created by this Agreement or otherwise.

(iii)	When selecting brokers or dealers and placing purchase and sale orders for securities and other investments, when directed to do so by the Trust or the Adviser in connection with brokerage service arrangements approved by the Board, the Sub-Adviser agrees and is authorized to place orders with one or more brokers or dealers identified by the Trust (including brokers or dealers who are affiliated persons of the Trust, the Adviser or the Sub-Adviser). The execution of such transactions shall not be considered to represent an unlawful breach of any duty created by this Agreement or otherwise.

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(iv)	The Sub-Adviser is also authorized to aggregate purchase and sale orders for securities held (or to be held) in the Fund with similar orders being made on the same day for other client accounts or Funds managed by Sub-Adviser. When an order is so aggregated: (1) the actual prices applicable to the aggregated transaction will be averaged and the Fund and each other account or portfolio participating in the aggregated transaction shall be treated as having purchased or sold its portion of the securities at such average price, and (2) all transaction costs incurred in effecting the aggregated transaction shall be shared on a pro-rata basis among the accounts or portfolios (including the Fund) participating in the transaction. The Trust recognizes that in some cases this procedure may adversely affect the size of the position obtainable for the Fund.

(v)	When recommending or effecting a transaction in a particular security or investment for more than one client account or portfolio (including the Fund), the Sub-Adviser may allocate such recommendations or transactions among all accounts and portfolios for whom the recommendation is made or transaction is effected on a basis that the Sub-Adviser considers equitable. Similarly, the Sub-Adviser may not recommend a specific security or other investment for all client accounts or portfolios (including the Fund) with the same or similar investment objective(s) or strategies or may not recommend a specific security or other investment for such client accounts at the same time or price.

(e)          Proxy Voting. The Sub-Adviser will have discretion to vote all proxies solicited by or with respect to the issuers of securities in which assets of the Fund held in the Allocated Portion may be invested from time to time. Such proxies will be voted in a manner that the Sub-Adviser deems, in good faith, to be in the best interest of the Fund and in accordance with the Sub-Adviser’s proxy voting policy. The Sub-Adviser agrees to provide a copy of its proxy voting policy, and any amendments thereto, to the Trust prior to execution of this Agreement.

(f)           Independent Contractor Status. The Sub-Adviser shall, for all purposes herein provided, be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Adviser or the Company in any way or otherwise be deemed an agent of the Adviser or the Company.

2.	Representations, Warranties and Covenants of the Sub-Adviser.

(a)          Registered Investment Adviser. The Sub-Adviser represents that it is duly registered with the SEC under the Advisers Act and shall remain so registered throughout the term of this Agreement. The Sub-Adviser also represents that it is has not been disqualified from acting as an investment adviser to a registered investment company pursuant to the provisions of Section 9 of the 1940 Act. The Sub-Adviser shall notify the Trust immediately if either of the foregoing representations shall cease to be true.

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(b)          Code of Ethics. The Sub-Adviser represents that it has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide the Trust with a copy of that code, together with evidence of its adoption. Within 45 days of the end of each calendar quarter during which this Agreement remains in effect, the president or a vice president of the Sub-Adviser shall certify to the Trust that the Sub-Adviser has complied with the requirements of Rule 17j-1 (as amended from time to time) during the previous quarter and that there have been no violations of the Investment Adviser’s code of ethics or, if such a violation has occurred, that appropriate action has been taken in response to such violation. Upon written request of the Trust or the Adviser, the Sub-Adviser shall permit representatives of the Trust or the Adviser to examine the reports (or summaries of the reports) required to be made to the Investment Adviser by Rule 17j-1(c)(1) and other records evidencing enforcement of the code of ethics.

3.	Allocation of Charges and Expenses.

(a)          Sub-Adviser Expenses. The Sub-Adviser assumes the expense of and shall pay for maintaining the staff and personnel necessary to perform its obligations under this Agreement, and shall at its own expense provide the office space, equipment and facilities for such personnel, and shall pay all compensation of officers and trustees of the Trust who are affiliated persons of the Sub-Adviser.

(b)          Adviser and Fund Expenses. Except as provided in this Section, the Sub-Adviser assumes no obligation with respect to, and shall not be responsible for, the expenses of the Adviser or the Fund in fulfilling the Sub-Adviser’s obligations hereunder, which expenses of the Adviser or the Fund shall be governed by the applicable provisions of the Advisory Agreement.

(c)          Reimbursement of Expenses. The Sub-Adviser may obtain reimbursement from the Trust, at such time or times as the Sub-Adviser may reasonably determine, for any of the expenses advanced by the Sub-Adviser that the Trust is obligated to pay, and such reimbursement shall not be considered to be part of the Sub-Adviser’s compensation pursuant to this Agreement.

(d)          Records of Expenses. The Sub-Adviser shall maintain and supply to the Trust and the Adviser, as they may reasonably request, reasonably detailed records of all such reimbursable Sub-Adviser expenses.

4.	Compensation of the Sub-Adviser.

(a)          Sub-Advisory Fee. For the services rendered, the facilities furnished and expenses assumed by the Sub-Adviser hereunder, the Adviser shall pay to the Sub-Adviser out of the fees received the Adviser from the Trust a fee calculated as a percentage of the average daily net assets of the Fund attributable to the Allocated Portion at an annual rate of 1.00%.

(b)          Determination of Sub-Advisory Fee. The Sub-Adviser’s fee shall be accrued daily at 1/365th of such annual rate. For the purpose of the fee accrual, the daily net asset value of the Fund shall be determined in accordance with the applicable provisions of the Declaration of Trust and the Registration Statement. On days on which the Fund’s net asset value is not determined, the net asset value computation to be used for accrual purposes shall be the net asset value determined as of the immediately preceding day on which the Fund’s net asset value was determined. In the event of termination of this Agreement, all compensation due through the date of termination will be calculated on a pro-rated basis through the date of termination and paid within fifteen business days after the date of termination.

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5.	Limitation of Liability of the Sub-Adviser.

The Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in in the course of providing sub-advisory services to the Fund, except for (a) losses arising out of the willful misfeasance, bad faith or gross negligence by the Sub-Adviser in the performance of its duties or by reason of reckless disregard of its obligations and duties hereunder, and (b) to the extent specified in section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty by the Sub-Adviser with respect to the receipt of compensation.

6.	Activities of the Sub-Adviser.

(a)          Non-Exclusivity. The Sub-Adviser’s services under this Agreement are not exclusive. The Sub-Adviser may provide the same or similar services to other clients and is not required to give priority to the Fund over its other client accounts or portfolios.

(b)          Interested Persons. It is understood that trustees, officers, employees and shareholders of the Trust are or may become interested persons of the Sub-Adviser, as trustees, officers, employees and shareholders or otherwise, and that trustees, officers, employees and shareholders of the Sub-Adviser are or may become similarly interested persons of the Trust, and that the Sub-Adviser may become interested in the Trust as a shareholder or otherwise.

7.	Books and Records.

(a)          Subject to review by the Adviser and the Trust, the Sub-Adviser shall maintain and keep all books, accounts and other records of the Sub-Adviser that relate to activities performed by the Sub-Adviser hereunder as required under the 1940 Act, the Advisers Act and other applicable law. The Sub-Adviser further agrees that the records that it maintains and keeps for the Adviser or the Trust shall be preserved in the manner and for the periods prescribed by the 1940 Act, unless any such records are earlier surrendered.

(b)          The Sub-Adviser agrees that all books and records which it maintains for the Adviser and the Fund are the property of the Trust and further agrees to surrender promptly to the Trust any such books, records or information upon the Trust’s request. All such books and records shall be made available, within five business days of a written request, to the Trust’s accountants or auditors during regular business hours at the Sub-Adviser’s offices. The Trust, the Adviser or their respective authorized representatives shall have the right to copy any records in the possession of the Sub-Adviser that pertain to the Fund. Such books, records, information or reports shall be made available to properly authorized government representatives consistent with state and federal law and/or regulations. In the event of the termination of this Agreement, all such books, records or other information shall be returned to the Fund free from any claim or assertion of rights by the Sub-Adviser.

(c)          Notwithstanding the foregoing, The Sub-Adviser shall have the right to retain copies, or originals where required by Rule 204-2 promulgated under the Advisers Act, of such records to the extent required by applicable law, subject to observance of its confidentiality obligations under this Agreement.

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8.	Effectiveness, Duration and Termination of this Agreement.

(a)          Effectiveness. This Agreement shall become effective on the later to occur of (i) approval of this Agreement by the Board, including a majority of trustees who are not parties to this Agreement or interested persons of any such party, and, to the extent required by law, by the vote of a majority of the outstanding voting shares of the Fund, or (ii) the effective date of the Registration Statement. The Agreement shall continue in effect for two years and shall thereafter continue in effect from year to year so long as such continuance is specifically approved at least annually (i) by the Adviser ( but only with the consent of the Board); and (ii) (x) by the Board, or by the vote of a majority of outstanding votes attributable to the shares of the Fund, and (y) by a majority of those trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

(b)          Termination. This Agreement may be terminated at any time, without the payment of any penalty, by the Board, or by vote of a majority of the outstanding votes attributable to the shares of the Trust, or by the Sub-Adviser, on 60 days written notice to the other party. This Agreement shall automatically terminate in the event of its assignment.

9.	Miscellaneous

(a)          Amendments to this Agreement. The Agreement may not be assigned, and no provision of this Agreement may be changed, waived, discharged or terminated orally, and no amendment of this Agreement shall be effective, unless agreed to in writing by the Adviser and the Sub-Adviser and approved by the Board, including a majority of the Trustees who are not interested persons of the Sub-Adviser or of the Trust, cast in person at a meeting called for the purpose of voting on such approval, and (if required by the 1940 Act) by vote of the holders of a majority of the outstanding voting securities of the Fund.

(b)          Limitation of Liability to Trust Property. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, officers, employees, agents or nominees of the Trust, or any shareholders of any share of the Trust, personally, but bind only the trust property of the Trust (and only the property of the Fund), as provided in this Agreement and the Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees and shareholders of the Fund and signed by officers of the Trust, acting as such, and neither such authorization by such Trustees and shareholders nor such execution and delivery by such officers shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust (and only the property of the Fund) as provided in this Agreement and Declaration of the Trust.

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(c)          Confidentiality. The Sub-Adviser agrees to treat all records and other information relating to the Trust and the securities holdings of the Fund as confidential and shall not disclose any such records or information to any other person unless (i) the Board has approved the disclosure or (ii) such disclosure is compelled by law. In addition, the Sub-Adviser and its officers, directors and employees are prohibited from receiving compensation or other consideration, for themselves or on behalf of the Fund, as a result of disclosing the Fund’s portfolio holdings. The Sub-Adviser agrees that, consistent with its Code of Ethics, neither the Sub-Adviser nor its officers, directors or employees may engage in personal securities transactions based on nonpublic information about the Fund’s portfolio holdings.

(d)          Definitions of Certain Terms. The terms “assignment,” “affiliated person,” and “interested person,” when used in this Agreement, shall have the respective meanings specified in the 1940 Act. The term “majority of the outstanding votes” attributable to the shares of the Fund means the lesser of (1) 67% or more of the votes attributable to the Fund present at a meeting if the holders of more than 50% of such votes are present or represented by proxy, or (2) more than 50% of the votes attributable to shares of the Fund.

(e)          Governing Law. This Agreement shall be construed in accordance with laws of the State of New York, and applicable provisions of the Advisers Act and 1940 Act.

(f)           Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

(g)          Third-Party Beneficiaries. Except for the Trust, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein express or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

[Remainder of Page Intentionally Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

SEL ASSET MANAGEMENT, LLC

By:	/s/ James J. Laman
Name:	James J. Laman
Title:	Managing Member

NATIONAL FUND ADVISORS, LLC

By:	/s/ John H. Grady
Name:	John H. Grady
Title:	President

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